UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 5, 2025

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 North M-63,
Benton Harbor, Michigan	49022-2692
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (269) 923-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	WHR	New York Stock Exchange and NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Leadership Roles

On November 6, 2025, Whirlpool Corporation (“the Company”) announced changes to its senior leadership team as part of its ongoing talent planning process. The Board of Directors (the “Board”) elected Juan Carlos Puente, currently Executive Vice President and President, Whirlpool Latin America, to the newly created position of Executive President, Whirlpool North America and Global Strategic Sourcing, and Ludovic Beaufils, currently Executive Vice President and President, KitchenAid Small Appliances, to the newly created position of Executive President, KitchenAid Small Appliances, Whirlpool Latin America, Global Information Technology, and Design, effective January 1, 2026. Mr. Puente, 50, joined the Company in 1997 and served in a variety of roles of increasing responsibility in North America, Latin America, and Europe, most recently as President LAR North prior to appointment to his current role. Mr. Beaufils, 53, joined the Company in 2006 and served in a variety of roles of increasing responsibility in North America and Europe, most recently as Vice President, Global Platforms prior to appointment to his current role.

The Board also elected Roxanne Warner, currently Executive Vice President Finance and Controller, to serve as the Company’s principal financial officer in the role of Executive Vice President and Chief Financial Officer and Todd Tomczak, currently Vice President and Assistant Controller, to serve as the Company’s principal accounting officer in the role of Vice President and Controller, effective January 1, 2026. Ms. Warner, 43, and Mr. Tomczak, 45, joined the Company in 2008 and 2004, respectively, and served in a variety of roles of increasing responsibility within the Company’s finance organization in North America and Europe.

The Company announced that James Peters, Executive Vice President, Chief Financial and Administrative Officer, and President Whirlpool Asia, will step down from his current role after 9 years, effective December 31, 2025. Effective January 1, 2026, Mr. Peters will continue to serve as executive vice president in a non-executive officer role, with responsibility for leading the Company’s enterprise transformation initiatives. Marc Bitzer, Chairman and Chief Executive Officer, will assume direct responsibility for Whirlpool Asia at that time. In addition, the Company announced that Alessandro Perucchetti, Executive Vice President and President, Whirlpool North America, will step down from his role effective December 31, 2025. Mr. Perucchetti is expected to continue employment with the Company in a full-time advisory role supporting the transition of responsibilities.

Compensatory Arrangements

The Human Resources Committee of the Board (the “Committee”) approved the following compensation terms in connection with the new leadership roles disclosed above:

•	For Messrs. Beaufils and Puente, annual base salaries of $780,000; annual cash incentive targets of 100% of base salary; and long-term incentive targets of 275% of base salary

•	For Ms. Warner, an annual base salary of $750,000; an annual cash incentive target of 100% of base salary; and a long-term incentive target of 275% of base salary

Mr. Tomczak’s compensation in connection with his new role will be an annual base salary of $335,000; annual cash incentive target of 55% of base salary; and long-term incentive target of 50% of base salary.

In recognition of the expanded role of Carey Martin, Executive Vice President, Chief Human Resources, Corporate Relations, and Business Services Officer, the Committee approved an annual base salary of $800,000; an annual cash incentive target of 100% of base salary; and long-term incentive target of 275% of base salary, effective January 1, 2026. Recognizing the importance of Ms. Martin’s continued leadership to the success of the ongoing succession planning process, on November 5, 2025 the Committee granted Ms. Martin an award of 30,000 restricted stock units which will vest on November 5, 2028, provided that Ms. Martin remains employed by the Company on that date. In addition, the Committee agreed that should Ms. Martin separate from service with the Company following attainment of age 53, rather than age 55, her separation would be deemed to qualify as a “Retirement” under the terms of her outstanding equity awards.

Website Disclosure

We routinely post important information for investors on our website, whirlpoolcorp.com, in the “Investors” section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2025

WHIRLPOOL CORPORATION

By:	/s/ Bridget K. Quinn
Name:	Bridget K. Quinn
Title:	Deputy General Counsel and Corporate Secretary